EXHIBIT 10.3

AMENDMENT No. 2 to

EXCLUSIVE LICENSE AGREEMENT

MGH Amendment Agreement No:

MGH Case No.: 1814

This Amendment No. 2 (“AMENDMENT NO. 2”), effective as of May 17TH, 2010, (“AMENDMENT NO. 2 EFFECTIVE DATE”), amends the Exclusive License Agreement, MGH Agreement No. 2004A18936, dated May 17, 2005, and any subsequent amendments including an Amendment No. 1 effective as of January 23rd, 2006 (collectively the “AGREEMENT”), between The General Hospital Corporation, a not-for-profit corporation d/b/a Massachusetts General Hospital, having a place of business at 55 Fruit Street, Boston, MA 02114 (“HOSPITAL”) and Juniper Medical, Inc., a Delaware corporation, having a principal place of business at 7139 Koll Center Parkway, Suite 300, Pleasanton, CA 94566, which changed its name to Zeltiq Aesthetics, Inc., a Delaware corporation, having a principal place of business at 4698 Willow Road, Pleasanton, CA 94588 (“COMPANY”).

The parties have entered into the AGREEMENT and now wish to further amend it as set forth below.

For good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties agree as follows:

1. Section 3.1(a)(viii) is hereby deleted in its entirety and shall be void ab initio.

2. Section 4.4 is hereby amended and restated in its entirety as follows:

4.4 Milestone Payments. In addition to the payments set forth in Sections 4.1 through 4.3 above, COMPANY shall pay HOSPITAL milestone payments as follows:

4.4(a)	One Million Fifty Thousand Dollars ($1,050,000 US) upon the earlier of January 5, 2011 or receiving FDA clearance or approval of the submission titled Request for evaluation of automatic class III designation for the ZELTIQ™ dermal cooling device and dated October 14, 2009.

4.4(b)	One Million Dollars ($1,000,000 US) within forty- five (45) days of reaching cumulative worldwide NET SALES of PRODUCTS and PROCESSES in the amount of Seventy Million U.S. Dollars ($70,000,000).

4.4(c)	Six Million Dollars ($6,000,000 US) within forty- five (45) days of the earlier of:

(i)	reaching cumulative worldwide NET SALES of PRODUCTS and PROCESSES in the amount of Two Hundred Million U.S. Dollars ($200,000,000);

provided however, if at the time the COMPANY reaches cumulative worldwide NET SALES of PRODUCTS and PROCESSES in the amount of $200,000,000 a CHANGE OF CONTROL EVENT has not yet occurred and the COMPANY is still privately held, then payment of the amount specified above in this 4.4(c) shall be made in two installments: the first installment of Three Million U.S. Dollars ($3,000,000) shall be made within 45 days after the COMPANY reaches $200,000,000 in cumulative worldwide NET SALES; the second installment of Three Million U.S. Dollars ($3,000,000) shall be made exactly one (1) year thereafter; or

(ii)	first CHANGE OF CONTROL

provided however, if at the time such CHANGE OF CONTROL occurs,

1)	the CHANGE OF CONTROL is not an IPO event, and the total consideration paid for all of the assets or shares of the Company is less than the sum of the aggregate invested capital invested in the COMPANY from inception, plus Six Million U.S. Dollars ($6,000,000); or

2)	the CHANGE OF CONTROL is an IPO event, and the price per share at which the shares are offered to the public reflects a pre-money valuation of the COMPANY that is less than the sum of the aggregate capital invested in the COMPANY from inception, plus $6,000,000;

then, the milestone payment in 4.4(c) is payable only when the COMPANY or its successor reaches cumulative worldwide NET SALES of PRODUCTS and PROCESSES in the amount of $200,000,000 as provided in 4.4(c)(i) above.

As of the AMENDMENT NO. 2 EFFECTIVE DATE, the aggregate invested capital in the COMPANY from its inception is approximately Fifty Two Million Six Hundred Thousand U.S. Dollars ($52,600,000) and the number of fully diluted shares outstanding is approximately 68,500,000 (in each case prior to any Series D investment). For purposes of illustration only, based on the invested capital and the number of fully diluted shares described above in this paragraph, an IPO event would have to be priced at approximately $0.86 per share or more for the milestone payment described in Section 4.4(c) to be payable within forty five (45) days after such IPO event. An example calculation is as follows:

$52.6M

+$6M

$58.6M

/ 68.5M shares

$0.86/share

Aggregate stock issuance to HOSPITAL discussed below shall not exceed in the aggregate 3.5% of fully-diluted equity of the COMPANY.

COMPANY shall notify HOSPITAL of the achievement of the $1,050,000 milestone, the $1,000,000 milestone, and the $6,000,000 milestone set forth in Sections 4.4(a)-(c), respectively. HOSPITAL may elect to receive up to 50% of any of amounts due under subsections (a), (b), and (c) above in COMPANY Common Stock or non-voting SPECIAL PREFERRED STOCK (as defined below), at such time as COMPANY achieves such milestones, by (i) notifying the COMPANY in writing of such election within thirty (30) days of notification by COMPANY of COMPANY’s achievement of such milestone, and (ii) agreeing to customary restrictions and representations required, in the reasonable opinion of COMPANY’S legal counsel, to comply with the rules and regulations promulgated by the United States Securities and Exchange Commission and other applicable laws. In the event that HOSPITAL elects to receive any of the aforementioned amounts due under subsections (a), (b), and (c) above in COMPANY stock, COMPANY shall use commercially reasonable efforts to obtain any required consents and/or waivers, within thirty (30) days from receipt of HOSPITAL’S notice, to authorize such shares of COMPANY Common Stock or Special Preferred Stock and to effectuate such COMPANY stock issuance, which period may be extended as mutually agreed to by the PARTIES in writing. Any Special Preferred Stock issued to HOSPITAL pursuant to this Section 4.4 shall be issued upon the same terms and conditions as provided to investors of the round of financing immediately prior to such milestone payment (except that such shares shall be non-voting), and valued at the per share price of the more recent of (i) a last round of financing or (ii) an independent valuation (performed annually in accordance with IRS guidelines)(such shares, once authorized, the “SPECIAL PREFERRED STOCK”).

Once COMPANY has made any particular milestone payment under Section 4.4, COMPANY will not be obligated to make any payment under Section 4.4 with respect to the re-

occurrence of the same milestone. For example, the milestone payments in Sections 4.4(a)-(c) are one-time payments for only the first occurrence of each such milestone, as opposed to annual milestone payments based on annual NET SALES of PRODUCTS and/or PROCESSES in the United States.

In the event that COMPANY achieves any of the foregoing milestones through a SUBLICENSEE, and the sublicense agreement with such SUBLICENSEE provides for a milestone payment for such milestone event, which payment also meets the definition of SUBLICENSING INCOME under Section 4.6, COMPANY shall first pay HOSPITAL the milestone payment as payable hereinabove. In the event that the amount of SUBLICENSE INCOME associated with the achievement of such milestone exceeds the amount payable to HOSPITAL for achievement of such milestone as set forth above, then COMPANY shall also pay the appropriate percentage of the excess as a non-royalty SUBLICENSE INCOME payment, as provided in Section 4.6 below. For example, in the event that COMPANY meets its milestone obligation in Section 4.4(b) through a SUBLICENSEE’S achievement of such milestone, and such SUBLICENSEE’S sublicense agreement with COMPANY provides for payment by SUBLICENSEE of a $1,500,000 milestone payment to COMPANY on the same event as described in Section 4.4(b), the COMPANY shall first pay HOSPITAL the $1,000,000 payment as provided in Section 4.4(b), and shall then pay 50% of the remaining $500,000 SUBLICENSING INCOME as provided in Section 4.6(a) below.

3. For the purpose of this AMENDMENT NO. 2 and as such terms are used in the in Sections 1.15 (NET SALES definition) and Section 4 of the AGREEMENT, the term PRODUCT shall mean any and all PATENT PRODUCT and ACCESSORY PRODUCT, and the term PROCESS shall mean any and all PATENT PROCESS and ACCESSORY PROCESS.

4. Except as specifically modified in the AMENDMENT NO. 2, all terms and conditions of the AGREEMENT shall remain in full force and effect.

5. The parties have duly executed this AMENDMENT NO. 2 as of the AMENDMENT NO. 2 EFFECTIVE DATE.

COMPANY		HOSPITAL

BY:	/s/ Gordie Nye	BY:	/s/ Irina Erenburg

TITLE:	CEO	TITLE:	Director
DATE:	5/25/10	DATE:	5/25/10